EXHIBIT 7.2


                                COMMON STOCK

                             PURCHASE AGREEMENT

     THIS COMMON STOCK PURCHASE AGREEMENT (hereinafter called the "Agreement") is entered into this 8th day of October, 1998 between Saba Petroleum Company, a Delaware corporation (the "Company"), and Horizontal Ventures, Inc., a Colorado corporation, hereinafter referred to as the "Purchaser" or "HVI".

                                RECITALS

     WHEREAS, the Company intends to authorize the sale and issuance of an aggregate of 2,500,000 Shares of its $0.001 par value common stock (the "Common Stock") to the Purchaser; and

     WHEREAS, Purchaser desires to purchase the Shares, and the Company desires to issue and sell the Shares to the Purchaser, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

                                ARTICLE 1

                     AGREEMENT TO SELL AND PURCHASE

Section 1.1 Authorization of Shares. On or prior to the Closing (as defined in Section 2.1 below), the Company shall have authorized the sale and issuance to the Purchaser of the Shares.

Section 1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) and the Interim Closing (as provided in Section 2.2) the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company an aggregate of 2,500,000 Shares of Common Stock at a purchase price of $3.00 per share of Common Stock.

                               ARTICLE 2

                        CLOSING AND DELIVERY

Section 2.1 Closing. The final closing under this Agreement (the "Closing") shall take place at 10:00 a.m. local time on the 4th day of December, 1998, at the offices of Cohen Brame & Smith Professional Corporation, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203, or at such other time or place as the Company and the Purchaser may mutually agree (such date is hereinafter referred to as the "Closing Date"). Should the final closing not occur on the Closing Date, this Agreement shall then terminate without relieving a party from responsibility for breach of covenant.


Section 2.2 Interim Closing. On or before November 6, 1998 HVI shall deliver to the Company $1,000,000, in immediately available funds and in exchange receive a certificate representing 333,333 Shares of the Common Stock therefore (the "Interim Closing"). The performance by HVI of its obligations under this Section 2.2 is a condition precedent to all further obligations of the Company under this Agreement.

Section 2.3 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchaser one or more certificates representing 2,166,667 Shares purchased at the Closing by Purchaser against payment of the purchase price therefor by wire transfer payable to the order of the Company in the final amount of $6,500,000.

Section 2.4 Use of Proceeds. Proceeds of the Closing shall be generally allocated as follows: (a) approximately $4.4 million for payment of the Omimex debt under the Termination Agreement with the Company, and (b) approximately $3.1 million for working capital.

                                  ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants that, except as listed on Schedule 3.1 attached hereto or as described in filings heretofore made by the Company under the Securities Exchange Act of 1934:

          (1) Organization and Standing of the Company. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. It has all requisite corporate power and authority to carry on its business as now being conducted, to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets (including intangible assets), properties or operations ("Material Adverse Effect") of the Company. The Company has no direct or indirect interest, either by way of stock ownership or otherwise, in any other firm, corporation, association, or business excepting partnerships, operating agreements, farmout agreements, unitization, pooling agreements and other customary oil and gas industry arrangements.

          (2)(a) Capitalization and Indebtedness for Borrowed Moneys. At or prior to Closing, the Company will be duly and lawfully authorized by its Certificate of Incorporation, as amended, to issue 150 million Shares of Common Stock of which 11,052,393 Shares are issued and outstanding as of the date hereof. Additionally, the Company is authorized to issue 50 million shares of preferred stock, $0.001 par value, of which 8,000 shares are designated Series A Convertible Preferred and are issued and outstanding. The Company has no treasury stock and no other authorized series or class of stock. All the outstanding shares of Common Stock and Series A Convertible Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as listed on
Schedule 3.1(2)(a) attached hereto, the Company is not obligated to issue any additional common or preferred stock as a result of any options, warrants, rights, conversion rights, obligations upon default, subscription agreement or other obligation of any kind. All Shares to be issued pursuant to this Agreement to the Purchaser shall be duly authorized by all other necessary corporate action, validly issued, fully paid, nonassessable, issued in compliance with state and federal securities laws and based upon the representation of the Purchaser herein in compliance with the exemptions promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and will be issued with a restrictive legend.

              (b) The Company is not presently liable on account of any indebtedness for borrowed moneys, except as reflected in the Financial Statements (as hereinafter defined).

          (3) The Company's Authority. The execution, delivery, and performance of this Agreement shall have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms (except as limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights). The execution, delivery and performance of this Agreement will not conflict with any provision of the Certificate of Incorporation and any amendments thereto, Bylaws and any amendments thereto of the Company, or of any contract to which the Company is a party or otherwise bound.

          (4) Financial Statements. The Company has furnished to the Purchaser its audited balance sheet as of December 31, 1997 and its statement of income and retained earnings, and cash flows for each of the two years ended December 31, 1997, and its unaudited balance sheet as of June 30, 1998 and its statements of income and retained earnings and cash flows for the period then ended (collectively, the "Financial Statements"). All of Financial Statements present fairly the financial position of the Company as of the respective balance sheet dates, and the results of its operations for the respective periods therein specified. The Financial Statements were prepared in accordance with generally accepted accounting principles applied upon a basis consistent with prior accounting periods.

          (5) Present Status. Subject to the terms of Section 3.4, the Company has not, since June 30, 1998 and will not prior to the Closing Date without the prior written consent of HVI which consent shall not be unreasonably withheld, delayed, and shall be based in part on HVI's judgment relative to the best interests of the Company's stockholders as a whole.

              (a) Incurred any obligations or liabilities, absolute, accrued, contingent, or otherwise and whether due or to become due, except liabilities incurred in the ordinary course of business;

              (b) Enter into any agreement obligating it to issue any equity securities except as required by this Agreement.

              (c) Discharged or satisfied any liens or encumbrances, or paid any obligation or liability, absolute, accrued, contingent, or otherwise and whether due or to become due, other than current liabilities reflected on the Financial Statements and current liabilities incurred since the close of business on the date of the Financial Statements, in each case, in the ordinary course of business;

              (d) Declared or made any payment or distribution to its stockholders or purchased or redeemed, or obligated itself to purchase or redeem, any of its shares of Common Stock or other securities except with respect to its Series A Preferred Stock and except as may be required by is 9 % Convertible Debentures;

              (e) Voluntarily mortgaged, pledged, or subjected to lien, or any other encumbrances or charges, any of its assets, tangible or intangible;

              (f) Sold or transferred any of its material assets, or canceled any material debt or claim;

              (g) Suffered any material damage, destruction, or loss (whether or not covered by insurance) affecting the properties of the Company, or waived any rights of substantial value;

              (h) Except with respect to this Agreement, any transaction regarding the sale, lease or encumbrance of any asset, the settlement of any obligation or enter into any other material transaction other than in the ordinary course of business.

          (6) Litigation. Except as disclosed in the Financial Statements or in Schedule 3, there are no legal actions, suits, arbitrations, or other legal or administrative proceedings pending or threatened against the Company which would reasonably be expected to have a material adverse effect upon it, its properties, assets, or business; and the Company is not aware of any facts which to its knowledge would reasonably be expected to result in any action, suit, arbitration, or other proceeding which in turn would reasonably be expected to result in any material adverse change in the business or condition (financial or otherwise) of the Company or its properties or assets. The Company is not in default of any judgment, order, or decree, of any court or, in any material respect of any government agency or instrumentality, except as set forth in the Financial Statements.

          (7) Compliance With the Law and Other Instruments. To the best of the Company's knowledge, the business operations of the Company have been and are being conducted in substantial compliance with all applicable laws, rules, and regulations of all authorities. The Company is not in violation of, or in default under, any term or provision of its Certificate of Incorporation, as amended, or its Bylaws, as amended, or in any material respect of any lien, mortgage, lease, agreement, instrument, order, judgment, or decree, or subject to any restriction, contained in any of the foregoing, of any kind or character which materially adversely affects the business, properties, assets, or prospects of the Company, or which would prohibit the Company from entering into this Agreement or prevent consummation of the issuance of securities contemplated by this Agreement.

          (8) Title to Properties and Assets. The Company has good and marketable title to all of its material properties and assets, including without limitation those reflected in the Financial Statements and those used or located on property controlled by the Company in its business (except assets leased or sold in the ordinary course of business), subject to no mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those which (a) are disclosed in the Financial Statements as securing specified liabilities; or (b) do not materially adversely affect the use thereof.

          (9) Contracts and Other Obligations. The Company is not a party to or otherwise bound by, any material written or oral:

              (a) Contract or agreement not made in the ordinary course of business;

              (b) Employment or consultant contract which is not terminable at will without cost or other liability to the Company or any successor;

              (c)   Contract with any labor union;

              (d) Bonus, pension, profit-sharing, retirement, share purchase, stock option, hospitalization, group insurance, or similar plan providing employee benefits;

              (e) Advertising contract or contract for public relations services;

              (f) Purchase, supply, or service contracts in excess of $100,000 each, or in the aggregate of $500,000 for all such contracts whether below or above $100,000;

              (g) Deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt, or any other agreement or arrangement whereby any of the assets or properties of the Company are subjected to a lien, encumbrance, charge, or other restriction;

              (h) Material contract or other material commitment continuing for a period of more then thirty days and which is not terminable without cost or other liability to the Company or its successor; or

              (i) Any material contract, agreement, lease or other binding arrangement with which the Company is not in substantial compliance therewith.

              (j) Nothing herein shall prohibit or restrict the Company from making expenditures required under operating agreements, joint venture agreements, unit, pooling, farmout agreements or expenditure necessitated by emergency conditions to protect or preserve life or property or expenditures required by law or administrative authority or performing its existing commitments.

         (10) Records. The books of account, minute books, stock certificate books, and stock transfer ledgers of the Company are complete and correct, and there have been no transactions involving the business of the Company which properly should have been set forth in said respective books, other than those set forth therein.

         (11) Brokers or Finders. All negotiations on the part of the Company relative to this Agreement and the transactions contemplated hereby have been carried on by the Company without the intervention of any person or as the result of any act of the Company in such manner as to give rise to any valid claim for a brokerage commission, finder's fee, or other like payment.

         (12) Absence of Certain Changes or Events. Since June 30, 1998, there has not been any material adverse change in, or event or condition materially and adversely affecting, the condition (financial or otherwise), properties, assets, liabilities or, to the knowledge of the Company, the business or prospects of the Company, except for conditions generally affecting the segments of the oil and gas industry in the locales in which the Company conducts its business.

         (13) Taxes. The Company has duly filed all federal, state, county and local income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation (sales) and use taxes) required to have been filed by the Company up to the date hereof. All of the foregoing returns are true and correct in all material respects and the Company has paid or provided for all taxes, interest and penalties shown on such returns or reports as being due. The Company has no liability for any material amount of taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Closing Date in the ordinary course of business and are properly accrued on the books of the Company as of the Closing Date.

         (14) Environmental Matters. The Company is aware of no actions, proceedings or investigations pending or, to the actual knowledge of the Company, threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging noncompliance by the Company with CERCLA or any other Environmental Laws. To the actual knowledge of the
Company: (i) there is no reasonable basis for the institution of any action, proceeding or investigation against the Company under any Environmental Law;
(ii) the Company is not responsible under any Environmental Law for any release by any person at or in the vicinity of real property of any hazardous substance (as defined by CERCLA), caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment;
(iii) the Company is not responsible for any costs of any remedial action required by virtue of any release of any toxic or hazardous substance, pollutant or contaminant into the environment including, without limitation, costs arising from security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body; (iv) the Company is in substantial compliance with all applicable Environmental Laws; and (v) no real property used, owned, managed or controlled by the Company contains any toxic or hazardous substance including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which
(a) violates any Environmental Law, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

         (15) Full Disclosure. To the Company's knowledge and belief, this Agreement, the Company's periodic reports, and any schedules and certificates delivered by the Company in connection herewith or with the transactions contemplated hereby, taken as a whole neither contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Company's knowledge and belief, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition or operations of the Company that have not been set forth in the Agreement, the Schedules hereto, the public reports of the Company or in other documents delivered by the Company in connection herewith or disclosed orally by an executive officer of the Company.

          When used in this Agreement, the term "knowledge" and words of similar import means knowledge actually possessed by an officer or director of the Company, whether by personal discovery or communication received from a subordinate, but does not include imputed or vicarious knowledge.

Section 3.2 Representations and Warranties by Purchaser. The Purchaser represents and warrants to the Company as of the Closing Date as follows:

          (1) Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being sold pursuant to an exemption from registration under Section 4(2) of the Securities Act. Purchaser represents and warrants that it is acquiring the Shares with investment intent and not with the intent of further distribution. Purchaser further understands that the following restrictive legend will be on the certificates for all securities received as a result of this Agreement:

          The Shares represented by the certificate have not been registered under the Securities Act of 1933 ("the Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The Shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

          (2) Purchaser Bears Economic Risk. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that he is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect his own interests. The Purchaser must bear the economic risk of this investment. Accordingly, the Shares represent an illiquid investment. Purchaser also understands that circumstances such as a lack of any market for the Shares may be such that the Purchaser cannot transfer all or any portion of the Shares in the amounts or at the times the Purchaser might propose.

          (3) Acquisition for Own Account. Purchaser is acquiring the Shares for the Purchaser's own account and not with intent to dispose of the Shares.

          (4) Purchaser Can Protect Its Interest. Purchaser represents that by reason of his business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Purchaser is aware of no publication or any advertisement in connection with the transactions contemplated in the Agreement.

          (5) Company Information. Purchaser has received and read the Company's 10K and 10Q's and Financial Statements and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment and Purchaser desires no additional information with respect to the Company and this investment.

          (6) Brokers or Finders. All negotiations on the part of the Purchaser relative to this Agreement and the transactions contemplated hereby have been carried on by the Purchaser without the intervention of any person or as the result of any act of the Purchaser in such manner as to give rise to any valid claim for a brokerage commission, finder's fee, or other like payment.

          (7) Organization and Standing of the HVI. HVI is a corporation duly organized and validly existing and in good standing under the laws of the State of Colorado. It has all requisite corporate power and authority to carry on its business as now being conducted, to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement. HVI is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets (including intangible assets), properties or operations ("Material Adverse Effect") of HVI. Except with respect to Calox, Inc., HVI Cat Canyon, Inc. and American Energy Corporation, all of which are wholly owned subsidiaries, HVI has no direct or indirect interest, either by way of stock ownership or otherwise, in any other firm, corporation, association, or business excepting partnerships, operating agreements, Farmout agreements, unitization, pooling agreements and other customary oil and gas industry arrangements.

          (8) HVI's Authority. The execution, delivery, and performance of this Agreement shall have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of HVI enforceable in accordance with its terms (except as limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights). The execution, delivery and performance of this Agreement will not conflict with any provision of the Certificate of Incorporation and any amendments thereto, Bylaws and any amendments thereto of the Company, or of any contract to which HVI is a party or otherwise bound.

Section 3.4 Certain Restrictions on Dispositions. Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, until the Closing Date the Company shall not enter into a processing agreement covering its Santa Maria Refinery as presently proposed in invitations for tenders, copies of which have been supplied to Purchaser, nor sell or otherwise voluntarily dispose of the Refinery or any interest therein, nor sell or otherwise voluntarily dispose of any of the material assets of Saba Energy Company of Texas, Inc. Should the Company prior to the Interim Closing desire to do any of the foregoing, it shall give written notice to Purchaser of the Company's intent, which notice shall describe the salient terms of the proposed transaction, including the consideration to be received by the Company and the proposed closing date of the transaction. Within five days of Purchaser's receipt of such notice should the Purchaser wish to object to the transaction, Purchaser shall purchase the shares described in Section
2.2. Should Purchaser not complete the Interim Closing as provided in the preceding sentence during the five day period, the Company shall be free to enter into and consummate the proposed transaction on substantially the same terms as described in the notice. After completion of the Interim Closing and prior to the Closing Date, no transaction referenced herein may be completed without the prior written approval of HVI as aforesaid.

                                  ARTICLE 4

                            CONDITIONS TO CLOSING

Section 4.1 Conditions to Closing. These conditions do not apply to the interim closing described in Section 2.2. Except as may be waived in writing by the Parties, all of the obligations of the Parties under this Agreement are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following conditions:

          (1) Representations and Warranties True. The representations and warranties of the Company and the Purchaser set forth in Sections 3.1 and 3.2, respectively, shall be true and correct in all material respects as of the Closing Date, subject to any changes contemplated by this Agreement.

          (2) Opinion of the Company's Counsel. The Company shall have delivered to the Purchaser the opinion, dated the Closing Date, of the Company's in house counsel in form the attached hereto as Schedule 4.1(2).

          (3) Necessary Approvals. Consummation of the transactions contemplated herein shall have been approved by the Board of Directors at a meeting of the Board of Directors to be held for the purpose of obtaining such approval or by unanimous written consent.

          (4) Third-Party Consents. On or before the Closing Date, all material consents or approvals by any third party, if any, which are required to be obtained by the Company in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated herein shall have been obtained.

          (5) Compliance with Agreements. The Company and Purchaser shall have performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

          (6) No Contracts Terminated. The Company shall not have had any contract or contracts, which in the aggregate would materially and adversely affect its business, terminated prior to the Closing Date, save the Processing Agreement with PetroSource.

          (7) No Damage to Assets. At the Closing Date the machinery, equipment, inventory, or other tangible property of the Company shall not have suffered non-insured or non-indemnified loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of the Company (whether or not similar to the foregoing), to an extent which substantially affects the value of the properties and assets of the Company . Loss or damage shall be considered to affect substantially the value of said properties and assets within the meaning of this paragraph if the book value of such properties and assets so lost or damaged exceeds five percent (5%) in book value of all such tangible properties and assets.

          (8) Certificate of Officer. The Company shall have delivered to the Purchaser a certificate dated the Closing Date, executed in its corporate name by, and verified by, the oath of its President certifying to the fulfillment of the conditions specified in this Section 5.1.

          (9) Listing on AMEX. The Company shall use its best efforts to maintain its listing on the American Stock Exchange in good standing unless waived by agreement of the parties to avoid the requirement of shareholder approval.

         (10) Post-Closing Board of Directors. Upon the closing, the authorized size of the Board of Directors of the Company shall be five members and the Board shall consist of three persons elected at the most recent annual meeting of shareholders, Randeep Grewal shall be appointed on the date of this agreement, and one person appointed by HVI at Closing, each of which shall be deemed to be designees of Purchaser.

Section 4.2 Obligation to Register Common Shares. The Company shall authorize and file a registration statement on whatever form is available to it to register the Common Shares sold hereby and the Common Shares underlying the Conversion rights authorized by the Series A Convertible Preferred Stock. The Company further commits to use its commercially reasonable efforts to have said registration statement declared effective at the earliest practicable date and to maintain the effectiveness of said registration statement during any period that no other exemption for the sale of unrestricted securities is available to the Purchaser. HVI shall take over responsibility for preparing the registration statement, which shall comport with the requirements applicable thereto, with full and accessible assistance from the Company and its in-house counsel. The Company agrees to execute and sign the registration statement at such time as the Company's auditors provide their consent and they are requested to by HVI.

Section 4.3 Authority to Permit Conversion of Series A Convertible Preferred. If necessary or if not waived by HVI, at or before Closing, the Company shall have filed its Proxy Statement with the Securities and Exchange Commission seeking shareholder approval for the issuance of the Common Stock underlying the rights of Conversion granted in the Designation of Rights and Preferences for the Series A Convertible Preferred Stock. Additionally, to the extent required as a result of this Stock Purchase Agreement shareholder approval shall also have been sought.

                               ARTICLE 5

            NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES:

     All statements of fact contained herein, any certificate or schedule delivered by or on behalf of the Company or the Purchaser pursuant to the terms hereof, shall be deemed representations and warranties made by the Company and HVI, respectively, to each other under this Agreement. The representations and warranties of the parties shall survive the Closing for a period of one year.

                               ARTICLE 6

                            MISCELLANEOUS

Section 6.1 Announcement. The parties agree to draft an announcement relating to this transaction and other related transactions within 48 hours of execution which announcement shall be released as a joint announcement through the business new wire services.

Section 6.2 Amendment. This Agreement may be amended in any manner as may be determined in the judgment of the respective Board of Directors of the Company and the Purchaser to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Agreement, subject to the provision herein that any amendment shall be ineffective unless in writing and executed by the parties hereto.

Section 6.3 Counterparts and Facsimile Signatures. In order to facilitate the execution of this Agreement, the same may be executed in any number of counterparts and signature pages may be delivered by telefax.

Section 6.4 Waiver of Conditions. Either party may waive any condition precedent, term or condition of this agreement in favor of such party but such a waiver shall be ineffective unless in writing and executed by an authorized representative of a party hereto.

Section 6.5 Assignment. Neither this Agreement nor any right created hereby shall be assignable by the Company or the Purchaser without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereby and their respective successors, assigns, heirs, executors, administrators, or personal representatives, any rights or remedies under or by reason of this Agreement.

Section 6.6 Entire Agreement. This Agreement, the Schedules hereto, and the other documents delivered pursuant hereby constitute the full and entire understanding and agreement between the parties with regard to the subject hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein. All prior agreements and understandings are superseded by this Agreement and the Exhibits thereto.

Section 6.7 Governing Law. This Agreement shall be governed by the laws of the State of Colorado, except that the Delaware General Corporate Law shall govern as to matters of corporate law pertaining to the Company. Any action brought to enforce this Agreement or any term thereof shall be brought in a court of competent jurisdiction in Denver, Colorado and each party hereto affirmatively agrees to submit to the jurisdiction in that city and state.

Section 6.8 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.9 Notices. Any notice, communication, request, reply, or advice, hereinafter severally and collectively called "notice," in this Agreement provided or permitted to be given, made or accepted by either party to the other must be in writing and may be given by personal delivery or U.S. mail, or confirmed telefax. If given by mail, such notice must be sent by registered or certified mail, postage prepaid, mailed to the party at the respective address set forth below, and shall be effective only if and when received by the party to be notified. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

     (1)     If to the Purchaser:

                Horizontal Ventures, Inc.
                Attention: Randeep Grewal
                630 Fifth Avenue, Suite 1501
                New York, NY 10111
                Telefax: (212) 218-4679

             With a copy to:

                Cohen Brame & Smith
                Attention: Roger V. Davidson
                1700 Lincoln Street, Suite 1800
                Denver, CO 80203
                Telefax: (303) 894-0475

     (2)     If to the Company:

                Saba Petroleum Company
                3201 Airport Drive, Suite 201
                Santa Maria, CA 93455
                Telefax: (805) 347-1072

or at such other address or telefax number as any party may have advised the others in writing.

             With a copy to:

                Rodney C. Hill, Esq.
                2010 Birnam Wood Drive
                Santa Barbara, CA 93108
                Telefax (805) 565-5884

Section 6.10 Attorney Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees from the other party or parties, which fees shall be in addition to any other relief which may be awarded.

     IN WITNESS WHEREOF, this Agreement is hereby duly executed by each party hereto as of the date first written above.

COMPANY:

SABA PETROLEUM COMPANY

       /s/ Ilyas Chaudhury
By: ________________________________
Printed Name: Ilyas Chaudhary
Title: Chairman and CEO

PURCHASER:

HORIZONTAL VENTURES, INC.
a Colorado corporation

      /s/ Randeep Grewal
By:_______________________
Printed Name: Randeep Grewal
Title: Chairman and CEO